Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995–2500 FAX: (617) 995–2510

Contacts:

Investors

Carol Hausner

Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2007 Financial Results

– Company Provides Business Update and ASCO Preview –

CAMBRIDGE, MA, May 3, 2007 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three-month period ended March 31, 2007 – the third quarter of the Company’s 2007 fiscal year.

Mitchel Sayare, Chairman and CEO, commented, “Four TAP compounds plus a naked antibody that we developed are already in clinical testing. We intend to begin Phase II evaluation of our huC242-DM4 TAP compound in the next few months and Genentech has disclosed that they expect to make a Phase II decision for trastuzumab-DM1 in 2007. We anticipate that two more TAP compounds will enter the clinic during 2007, with a rich pipeline behind these.”

For the three-month period ended March 31, 2007, ImmunoGen reported a net loss of $5.2 million, or $0.12 per basic and diluted share, compared to a net loss of $3.0 million, or $0.07 per basic and diluted share, for the same period last year.

Revenues for the quarter ended March 31, 2007 were $9.8 million, compared to $9.4 million for the same quarter last year. The third quarter fiscal 2007 revenues include $6.6 million of research and development support fees, compared to $5.3 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to ImmunoGen’s discovery, development, and commercialization collaboration with sanofi-aventis and, to a lesser extent, funding earned under the Company’s development and license agreements with other of its collaborative partners. The third quarter 2007 revenues include $1.5 million of license and milestone fees, compared to $3.3 million for the same quarter last year. Included in the third quarter fiscal 2006 license and milestone fees was a $2.0 million milestone payment from Genentech related to the advancement of trastuzumab-DM1 to

-more-

clinical testing. The third quarter fiscal 2007 revenues also include $1.8 million of clinical material reimbursement, compared to $0.8 million for the same quarter last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and earns clinical material reimbursement revenue with the supply of these materials to the collaborators. The greater clinical material reimbursement revenue for the third quarter fiscal 2007 compared with the same period in the prior year reflects that the Company provided more batches and related materials to its collaborators in the more recent period.

Operating expenses for the three-month period ended March 31, 2007 were $15.8 million, compared to $13.2 million in the same period last year. Third quarter fiscal 2007 operating expenses include research and development expenses of $12.0 million, compared to $10.2 million for the same quarter last year. The change in research and development expenses for the quarter ended March 31, 2007 over the prior year period was driven primarily by an increase in salaries and related expenses of $1.2 million. This increase is principally in conjunction with greater research and development activity on both new and ongoing collaboration programs; it also includes approximately $0.5 million in severance costs related to the departure of two senior employees. The change in research and development expenses for the quarter ended March 31, 2007 over the prior year period also is due to an increase of $0.6 million in development costs with contract manufacturing organizations for the potential production of later-stage materials and the purchase of research-grade materials. The cost of clinical materials reimbursed was $1.0 million in the quarter ended March 31, 2007 compared to $0.8 million for the same quarter last year. The third quarter fiscal 2007 operating expenses also include general and administrative expenses of $2.8 million, compared to $2.2 million recorded in the comparable period last year. General and administrative expense increased primarily as a result of increases in patent costs, salaries and related expenses, and legal fees.

Other income, primarily consisting of interest income, was $0.8 million in the three-month period ended March 31, 2007, compared to $0.9 million for the same period last year.

ImmunoGen had approximately $64.0 million in cash and marketable securities as of March 31, 2007, compared with $75.0 million as of June 30, 2006, and had no debt outstanding in either period. During the first nine months of fiscal 2007, cash used in operations was $11.5 million, compared to $7.1 million during the same period last year.

Corporate Update and ASCO Preview

ImmunoGen’s HuC242-DM4 and HuN901-DM1 Product Candidates

The Company’s huC242-DM4 compound is designed for the treatment of colorectal, gastric, pancreatic and other cancers that express the CanAg antigen. HuC242-DM4 comprises the Company’s CanAg-targeting antibody, huC242, and its DM4 cell-killing agent.

•        Clinical findings from the Phase I study underway will be presented as a poster on June 3, 2007 at the American Society of Clinical Oncology (ASCO) annual meeting.

•        The Company expects to start a Phase II study with the compound in gastric (stomach) cancer in mid-2007. The American Cancer Society estimates that, in 2007 alone, 21,260 new cases of gastric cancer will be diagnosed in the US and 11,210 people will die from the disease. Gastric cancer is frequently CanAg-positive and has no standard front-line chemotherapeutic treatment. It has been found to be highly sensitive to huC242-DM4 in preclinical studies.

ImmunoGen’s huN901-DM1 targets the CD56 antigen found on multiple myeloma and certain other hematological malignancies, on small-cell lung cancers (SCLC), and on other cancers of neuroendocrine origin. This anticancer compound comprises the Company’s CD56-binding antibody, huN901, and its DM1 cell-killing agent. Interim findings from ImmunoGen’s Study 002, which assesses the compound in the treatment of SCLC and other CD56-expressing solid tumors, were presented at a medical conference in November 2006.

•        Interim findings from Study 001 in SCLC will be reported at ASCO as an abstract.

•        Dose escalation is underway in Study 003, which evaluates the compound in the treatment of multiple myeloma and is the Company’s highest priority huN901-DM1 trial. Encouraging initial findings were reported at the American Society of Hematology (ASH) meeting in December 2006, and the Company intends to present additional findings from this Phase I study at the 2007 ASH annual meeting.

Collaboration Product Candidates

Three compounds are in clinical testing through ImmunoGen’s collaborations with other companies – trastuzumab-DM1, in development by Genentech, and AVE9633 and AVE1642, in development by sanofi-aventis. In contrast to trastuzumab-DM1 and AVE9633, which are TAP compounds, AVE1642 is a naked antibody.

•        The Company expects its collaborators to advance two additional TAP compounds into clinical testing in 2007.

•        Trastuzumab-DM1 clinical findings are scheduled to be presented at ASCO as a poster on June 2, 2007.

•        Genentech has disclosed that it expects to make a decision in 2007 regarding the advancement of trastuzumab-DM1 into Phase II testing.

Trastuzumab-MCC-DM1 comprises Genentech’s anti-HER2 antibody, trastuzumab, and ImmunoGen’s DM1 cell-killing agent. At its Investment Community Meeting on March 23, 2007, Genentech disclosed that eighteen patients received trastuzumab-DM1 in a Phase I study evaluating the compound when administered once every three weeks to patients with HER2-positive metastatic breast cancer that had progressed on a chemotherapy regimen containing trastuzumab (Herceptin®). Genentech discussed that, in this study, sustained antitumor activity had been seen in multiple patients at doses at or below the maximum tolerated dose. Genentech also indicated that it plans to incorporate one weekly dosing in the Phase I program.

Webcast Information

A conference call is scheduled for today, May 3, 2007, at 4:30 pm ET. The call will include management discussion of financial results and provide an update on ImmunoGen. The live call can be accessed by dialing 913-981-4900 or heard through the Investor Relations section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available on this website through May 10, 2007.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing – huN901-DM1 and huC242-DM4. Three anticancer compounds are in clinical testing through ImmunoGen’s collaborations with other companies – AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Multiple compounds are in research/preclinical development.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes; the outcome of the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

Herceptin® is a registered trademark of Genentech.

–financials follow–

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
	2007	2006
ASSETS

Cash and marketable securities	$64,023	$75,023
Other assets	20,865	19,105

Total assets	$84,888	$94,128

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$14,352	$10,723
Long-term portion of deferred revenue and other long-term liabilities	8,735	11,055
Stockholders' equity	61,801	72,350

Total liabilities and stockholders’ equity	$84,888	$94,128

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenues:
Research and development support	$6,583	$5,258	$18,683	$16,175
License and milestone fees	1,497	3,275	6,331	5,811
Clinical materials reimbursement	1,756	822	4,664	1,734

Total revenues	9,836	9,355	29,678	23,720

Expenses:
Cost of clinical materials reimbursed	997	779	3,232	1,778
Research and development	11,965	10,216	35,149	28,467
General and administrative	2,848	2,193	8,211	7,319

Total operating expenses	15,810	13,188	46,592	37,564

Loss from operations	(5,974)	(3,833)	(16,914)	(13,844)

Other income, net	822	853	2,484	2,672

Loss before taxes	(5,152)	(2,980)	(14,430)	(11,172)

Income tax expense	9	1	28	17

Net loss	$(5,161)	$(2,981)	$(14,458)	$(11,189)

Net income (loss) per common share, basic and diluted	$(0.12)	$(0.07)	$(0.35)	$(0.27)

Average common shares outstanding, basic and diluted	41,705	41,188	41,585	41,109